COMPANY DATA:
	COMPANY  CONFORMED  NAMED: COAST DISTRIBUTION SYSTEM INC.
   	CENTRAL  INDEX  KEY: 0000728303
	STANDARD INDUSTRIAL CLASSIFICATION: WHOLESALE-MOTOR VEHICLE SUPPL IRS NUMBER: 942490990
              STATE OF INCORPORATION: DE
	FICAL YEAR END:1231

FILING VALUES:
	FORM TYPE: SC 13D/A
	SEC ACT:
	SEC FILE NUMBER:
	FILM NUMBER:

BUSINESS ADDRESS:
	STREET: 350 WOODVIEW AVENUE
	CITY: MORGAN HILL
	STATE: CA
	ZIP: 95037
              BUSINESS PHONE: 4087826686

MAIL ADDRESS:
	STREET:  350 WOODVIEW AVENUE
	CITY: MORGAN HILL
 	STATE: CA
 	ZIP:95037
	BUSINESS PHONE: 4087826686


FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME: LONE STAR RV SALES, INC.
		CENTRAL INDEX KEY:0001128471
		STANDARD INDUSTRIAL CLASSIFICATION:----------
		IRS NUMBER: 760160089
		STATE OF INCORPORATION: TX

               FILING VALUES
		FORM TYPE: SC 13D/A

	BUSINESS ADDRESS:
		STREET : 14444  NORTH  FREEWAY
		CITY: HOUSTON
		STATE: TX
		ZIP: 77090
		BUSINESS PHONE: 2814436565









SCHEDULE 13D/A

COAST DIST SYS
CUSIP # 190345108




















































CUSIP # 190345108

ITEM  1:	REPORTING PERSONS
		LONE STAR RV SALES INC. (TAX ID # 76-0160089)

ITEM  2: 	A: NO
		B: LONE STAR RV DISCLAIMS ANY OWNERSHIP IN THE 11,000 SHARES
                                 OWNED BY SCOTT BYRNE

ITEM 3: 	SEC USE ONLY

ITEM 4:		SOURCE OF FUNDS: PF

ITEM 5:		CHECK IF LEGAL DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED: NA

ITEM 6:		CITIZENSHIP: USA

ITEM 7:		NUMBER OF SHARES OF SOLE VOTING POWER: 242,900

ITEM 8:		SHARED VOTING: 0

ITEM 9:		SOLO DISPOSITIVE POWER: 0

ITEM 10	SHARED DISPOSITIVE POWER: 0

ITEM 11:	AGGREGATE AMOUNT BENEFICIALLY OWNED 242,900

ITEM 12: 	AGGREGATE AMOUNT EXCLUDING   CERTAIN SHARES:
                                EXCLUDES 11,000 SHARES OWNED BY SCOTT BYRNE

ITEM 13:	PERCENT OF CLASS REPRESENTED BY LINE 11: 5.61

ITEM 14:	TYPE OF REPORTING PERSON:  CO























ITEM 1 (A)     NAME OF ISSUER

                        COAST DISTRIBUTION SYS


ITEM  1 (B)     ADDRESS OF ISSUER

		350 WOODVIEW AVE.
		MORGAN HILL,  CA. 95037

ITEM  2 (A)      NAME OF PERSON FILING

		LONE STAR RV SALES

ITEM 2 (B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

		14444 NORTH FWY.
		HOUSTON, TX 77090

ITEM 2 (C)	CITIZENSHIP

		TEXAS CORPORATION

ITEM  2 (D)	TITLE OF CLASS OF SECURITIES

		COMMON STOCK

ITEM 2 (E)	CUSIP NUMBERS

		190345108

ITEM 3 		ALL FUND ARE PERSONAL
























ITEM 4 	PURPOSE  OF TRANSACTION

ITEM4(A)  N/A


ITEM 4(B) N/A

ITEM 4(C) N/A

ITEM 4(D) NOT AT THIS TIME

ITEM 4(E) N/A

ITEM 4(F) N/A

ITEM 4(G)N/A

ITEM 4(H) N/A

ITEM 4(I) N/A

ITEM  4(j) N/A


































ITEM 5

ITEM 5(A) OWNERSHIP
		242,900 SHARES (WHICH DOES NOT INCLUDE
 11,000 SHARES OWNED BY SCOTT BYRNE, TO WHICH LONE STAR DISCLAIMS ANY OWNERSHIP)

ITEM 5(A) PERCENT OF OWNERSHIP
		5.61 PERCENT

ITEM 5(B) (1)  SOLE POWER TO VOTE
		242,900 SHARES(SEE NOTE#1)

(2) SHARED POWER TO  VOTE
                             NONE

NOTE # 1 ( LONE STAR DISCLAIMS ANY OWNERSHIP IN THE
 11,000 SHARES OWNED PERSONALLY BY SCOTT BYRNE)

ITEM 5(C)  TRANSACTIONS
	DATE            SHARES PURCHASED            PRICE

	2-12-01            5,000                   .75 CENTS
        2-12-01            2,000                   .75 CENTS
        2-15-01            18,000                  .75 CENTS
ITEM 7  EXHIBITS
	NO EXHIBITS TO BE FILED





After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct

FEBRUARY 20, 2001
Date


___/S/ Scott Byrne____________________
Signature


_Scott Byrne_________________________
Name/ Title